American DG Energy Inc.
45 First Avenue, Waltham, MA 02451
t: +1 781.522.6000 f: +1 781.522.6050
info@americandg.com www.americandg.com    FOR IMMEDIATE RELEASE

Investor Contact:                        Media Contact:
John N. Hatsopoulos                        Bonnie Brown
American DG Energy Inc                    American DG Energy Inc
781.622.1120                            781.522.6020
john.hatsopoulos@americandg.com                bonnie.brown@americandg.com

 American DG Energy Reports 2015 Financial Performance
Site improvements result in increase of 16% in total kW production

WALTHAM, Mass. - March 29, 2016 - American DG Energy Inc. (NYSE MKT: ADGE, the "Company"), an On-Site Utility provider offering clean electricity, heat, hot water and cooling solutions to hospitality, healthcare, housing and fitness facilities, reported total revenues of $8,556,917 for 2015, compared to $8,567,553 for 2014. GAAP diluted loss per share (EPS) was $0.11 for 2015, compared with a GAAP diluted loss per share of $0.12 for 2014. Reflecting the Company's ongoing efforts to optimize its On-Site Utility production, gross margin excluding depreciation and site impairments improved in 2015 to 33.1% versus 31.0% in 2014, a 2.1% increase and a 6.8% improvement in gross margin.

Chief Financial Officer Bonnie Brown observed, "2015 was about stabilizing our installed base of assets and executing on cost saving initiatives. Delivering stable revenue year-on-year while generating over 200 basis points of adjusted gross margin improvement despite the loss of eleven sites is a validation of both our expense reduction efforts and careful investment of shareholder capital."

In 2015, the Company began executing an initiative (the "Initiative") to more effectively invest its capital behind improving the performance of its existing installed base of assets. The goal of the Initiative is to make strategic capital improvements aimed at increasing productivity of the existing portfolio while optimizing the Company’s margins and increasing cash flow; this should produce a foundation of high performing assets that may be used to fund future growth.

Speaking about the Initiative, co-Chief Executive Officer Benjamin Locke noted, "To date, approximately half of the installed base has been addressed and we expect to complete assessment and improvement initiatives at other select installations this year. We are already seeing significant progress in operating results and profitability from sites subjected to our Initiative and are hopeful we will continue to see strong returns on invested capital as other sites are upgraded."

Major Highlights:

Consolidated Financial Results

•	As a result of our focused efforts to improve fleet operations consolidated EBITDA cash outflows improved by $865,148, reaching $1,148,077 in 2015, versus outflows of $2,013,225 for 2014.

•	As a result of our efforts to improve operations and efficiencies, general and administrative expenses have decreased to $2,821,321 for 2015 versus $3,238,141 for 2014, a 12.9%

improvement. Overall operating expenses improved 4.1% generating an expense reduction of $215,789.

•
Adjusted gross margin excluding depreciation and site impairment expense improved by 2.1%, hitting 33.1% for 2015 versus 31.0% for the same period in 2014. Gross margin for the full year 2015 was a loss of 2.0% compared with a profit of 1.0% in 2014, reflecting the adverse impact of increased site impairment and depreciation expense which was only partially offset by reductions in fuel, maintenance and installation related expense.

•	While eleven sites were removed from our fleet as a result of the reorganization with ADGNY, LLC., our revenues remained relatively constant, decreasing by only $10,636, or 0.1%.

•	EuroSite Power Inc. subsidiary success:

◦
Total revenue value of all contracted EuroSite Power On-Site Utility energy agreements as of December 31, 2015 was approximately $101.1 million using various market assumptions and estimates made by management, compared to $96.6 million at year end 2014. When including agreements signed to date during 2016, total contracted value currently stands at approximately $105.95 million for 4,098 kW in total capacity.

◦
During the first quarter of 2016, our subsidiary, EuroSite Power, executed two project financing agreements with Societe Generale and Macquarie. These agreements eliminate capital constraints on projects; any project which meets the company's return hurdles may now be pursued.

◦
EuroSite Power, received $648,917 in Enhanced Capital Allowance (ECA) payments from the UK government during the year for activities undertaken in 2014. We also filed for $358,780 in ECA payments related to 2015 activities and received this allowance in Q1 2016. The ECA program is a cash energy tax incentive for energy-saving plant and machinery, which includes combined heat and power systems.

Operations

•
During 2015, based on our Initiative, we focused the majority of our efforts on four cornerstone sites who make up 37% of the fleet. Overall we increased production by 32% and reduced routine maintenance costs at these sites.

•	We realized a substantial increase in production of 16%, measured in kWh, from our fleet as a result of our Initiative.

•	Revenue for the year was attributable to the following core markets:

Hospitality	25%
Fitness	24%
Housing	17%
Health Care	14%
Education	14%
Other	6%
Total	100%

•	The revenue was distributed by energy type as is outlined in the following table:

Electricity	63%
Thermal	27%
Cooling	10%
Total	100%

•	In total, as of December 31, 2015, we operated 121 systems totaling 8,323kW of installed capacity with a total approximate lifetime contract value of $263.5 million.

•	We have a backlog of 20 systems, on a consolidated basis, as of December 31, 2015.

American DG Energy will hold its earnings conference call today, March 29, 2016 at 11:00 a.m. Eastern Time. To listen, call (866) 364-3819 within the U.S., (855) 669-9657 from Canada, or (412) 902-4209 from other international locations. Participants should reference American DG Energy to access the call. We suggest you begin dialing at least 10 minutes before the scheduled starting time. Please note this quarter there will be no question and answer session following management's presentation of prepared remarks. Alternately, to register for and listen to the live webcast, please go to https://www.webcaster4.com/Webcast/Page/416/13054.

The earnings conference call will be recorded and available for playback one hour after the end of the call through Tuesday April 5, 2016. To listen to the playback, call (877) 344-7529 within the U.S. (855) 669-9658 from Canada, or +1 (412) 317-0088 from other international locations and reference Replay Access Code 10079907. Following the call, the webcast will be archived for 30 days.

About American DG Energy
American DG Energy supplies low-cost energy to its customers through distributed power generating systems. We are committed to providing institutional, commercial and small industrial facilities with clean, reliable power, cooling, heat and hot water at lower costs than charged by local utilities - without any capital or start-up costs to the energy user - through our On-Site Utility energy solutions. American DG Energy is headquartered in Waltham, Massachusetts. Learn more about how American DG Energy reduces energy costs at www.americandg.com or follow us on Facebook and Twitter.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements, as disclosed on the Company's website and in Securities and Exchange Commission filings. This press release does not constitute an offer to buy or sell securities by the Company, its subsidiaries or any associated party and is meant purely for informational purposes. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

CONSOLIDATED BALANCE SHEETS

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$5,587,528	$11,825,915
Accounts receivable, net	937,706	1,140,811
Unbilled revenue	12,468	12,533
Due from related party	99,548	39,682
Inventory	1,112,853	1,153,927
Prepaid and other current assets	752,397	852,069
Total current assets	8,502,500	15,024,937
Property, plant and equipment, net	25,467,049	24,885,155
Accounts receivable, long-term	—	3,600
Other assets, long-term	52,829	92,148
TOTAL ASSETS	$34,022,378	$40,005,840

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$575,248	$605,530
Accrued expenses and other current liabilities	544,624	485,570
Due to related party	1,171,863	630,805
Total current liabilities	2,291,735	1,721,905
Long-term liabilities:
Convertible debentures	1,585,264	1,645,444
Convertible debentures due related parties	17,030,070	15,864,215
Warrant liability	—	6,780
Note payable - related party	2,000,000	3,000,000
Other long-term liabilities	—	2,227
Total liabilities	22,907,069	22,240,571
Commitments and contingencies (Note 13)
Stockholders’ equity:
American DG Energy Inc. stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized; 50,684,095 and 52,140,001 issued and outstanding at December 31, 2015 and 2014, respectively	50,684	52,140
Additional paid-in capital	49,641,620	49,854,998
Accumulated deficit	(40,662,814)	(35,232,411)
Total American DG Energy Inc. stockholders’ equity	9,029,490	14,674,727
Noncontrolling interest	2,085,819	3,090,542
Total stockholders’ equity	11,115,309	17,765,269
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$34,022,378	$40,005,840

CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended December 31,

	2015	2014
Revenues
Energy revenues	$7,829,022	$7,808,933
Turnkey & other revenues	727,895	758,620
	8,556,917	8,567,553
Cost of sales
Fuel, maintenance and installation	5,726,026	5,914,525
Site impairments	865,596	723,438
Depreciation expense	2,134,471	1,843,817
	8,726,093	8,481,780
Gross profit (loss)	(169,176)	85,773
Operating expenses
General and administrative	2,821,321	3,238,141
Selling	1,172,909	1,078,351
Engineering	1,003,918	897,445
	4,998,148	5,213,937
Loss from operations	(5,167,324)	(5,128,164)
Other income (expense)
Interest and other income	199,221	92,928
Interest expense	(1,276,963)	(1,402,493)
Debt conversion inducement expense	—	(324,977)
Loss on extinguishment of debt	—	(533,177)
Change in fair value of warrant liability	6,780	125,485
	(1,070,962)	(2,042,234)
Loss before benefit for income taxes	(6,238,286)	(7,170,398)
Benefit for income taxes	352,571	645,040
Consolidated net loss	(5,885,715)	(6,525,358)
Loss attributable to noncontrolling interest	455,312	636,464
Net loss attributable to American DG Energy Inc.	$(5,430,403)	$(5,888,894)

Net loss per share - basic and diluted	$(0.11)	$(0.12)
Weighted average shares outstanding - basic and diluted	50,689,633	50,999,408

Non-GAAP financial disclosure
Loss from operations	$(5,167,324)	$(5,128,164)
Depreciation & other non-cash expense	2,185,603	1,888,102
Site Impairments	865,596	723,438
Stock based compensation	299,189	475,899
Adjusted EBITDA	(1,816,936)	(2,040,725)
Grants, tax rebates, UK ECA and incentives	668,859	27,500
Net EBITDA cash outflows	$(1,148,077)	$(2,013,225)

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31,

	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,430,403)	$(5,888,894)
Loss attributable to noncontrolling interest	(455,312)	(636,464)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,185,603	1,888,102
Gain attributable to distribution of nonmonetary assets to noncontrolling interest	(157,870)	—
Loss on extinguishment of debt	—	533,177
Non-cash site impairments	865,596	723,438
Provision for losses on accounts receivable	84,274	49,322
Amortization of deferred financing costs	60,807	48,176
Amortization of convertible debt premium	(96,288)	(109,332)
Decrease in fair value of warrant liability	(6,780)	(125,485)
Non-cash interest expense	1,191,333	1,319,418
Stock-based compensation	299,189	475,899
Non-cash debt conversion inducement expense	—	324,977
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable and unbilled revenue	122,496	(159,881)
Due from related party	(59,767)	264,606
Inventory	41,074	1,092,408
Prepaid and other current assets	78,184	(798,263)
Increase (decrease) in:
Accounts payable	(30,282)	(265,549)
Accrued expenses and other current liabilities	69,684	20,610
Due to related party	541,058	452,589
Other long-term liabilities	(2,227)	8,486
Net cash used in operating activities	(699,631)	(782,660)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(4,061,931)	(5,649,433)
Proceeds on sale of property and equipment	4,650	—
Cash paid in connection with ADGNY reorganization	(100,000)	—
Net cash used in investing activities	(4,157,281)	(5,649,433)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of convertible debentures	—	1,450,000
Proceeds from sale of common stock, net of costs	—	3,269,275
Proceeds from sale of subsidiary common stock, net of costs	—	1,486,329
Proceeds from note payable related party	—	3,000,000
Payments made on note payable - related party	(1,000,000)	—
Purchases of common stock, net of costs	(152,377)	(450,696)
Share repurchases by subsidiary	—	(42,902)
Distributions to noncontrolling interest	(229,098)	(258,289)
Net cash provided by (used in) financing activities	(1,381,475)	8,453,717
Net increase (decrease) in cash and cash equivalents	(6,238,387)	2,021,624
Cash and cash equivalents, beginning of the period	11,825,915	9,804,291
Cash and cash equivalents, end of the period	$5,587,528	$11,825,915